Exhibit 99.2

Description of the Notes

The notes were issued under an indenture dated as of April 16, 2008 (the “indenture”) between Virgin Media Inc. and The Bank of New York, as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and the notes and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture and the registration rights agreement, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this Description of the Notes by reference. For purposes of this description, references to the “Virgin Media,” “we,” “our” and “us” refer only to Virgin Media Inc. and not to its subsidiaries and references to “interest” include any additional interest payable in respect of the notes. As used herein, references to the “close of business” shall mean 5:00 p.m., New York City time. References to “you” and “your” in this description refer solely to the holders of the notes.

This Description of the Notes is neither an offer to sell nor a solicitation to buy any of the securities described herein.  The notes have been sold by Virgin Media to the initial purchasers of the notes (the “Initial Purchasers”) in a private placement in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for resale to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.  The notes and the common stock issuable on conversion of the notes have not been registered under the Securities Act or any state securities laws.  Unless so registered, the notes and common stock issuable on conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

General

The notes:

•                  are:

•                  our general unsecured obligations;

•                  equal in right of payment to all of our other senior unsecured indebtedness;

•                  senior in right of payment to all indebtedness that is contractually subordinated to the notes;

•                  structurally subordinated to the existing and future claims of our subsidiaries’ creditors, including trade creditors;

•                  effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•                  limited to an aggregate principal amount of $1.0 billion (or $1.15 billion if the Initial Purchasers exercise their option to purchase additional notes in full), except as set forth below;

•                  will mature on November 15, 2016 (the “maturity date”), unless earlier converted or repurchased;

•                  were issued in denominations of $1,000 and integral multiples of $1,000;

•                  will initially be represented by one or more registered notes in global form, but in certain limited circumstances described under the heading “— Global Notes, Book-Entry Form” below may be represented by notes in definitive form; and

•                  are expected to be eligible for The PORTALSM Market.

The notes are our general unsecured obligations, ranking equal in right of payment to all of our existing and future senior indebtedness, senior in right of payment to all of our future subordinated indebtedness, effectively subordinate in right of payment to all of the existing and future indebtedness and other liabilities of our subsidiaries and effectively subordinate to any of our future secured indebtedness to the extent of the collateral securing such debt. As of December 31, 2007, after giving pro forma effect to the issuance of the notes and the repayments of principal amounts under our senior secured credit facilities, we would have had on a stand-alone basis indebtedness of approximately £1,536.0 million represented by our guarantee of the existing senior notes issued by our subsidiary, Virgin Media Finance PLC.

Substantially all of our operations are conducted through, and most of our assets are held by, our subsidiaries. Therefore, we are dependent on the cash flow of our subsidiaries to meet our debt obligations. Our subsidiaries are separate and distinct legal entities and none of our subsidiaries guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes are effectively subordinated to all liabilities of our subsidiaries, including trade payables, and to any outstanding preferred stock of our subsidiaries, to the extent of its liquidation preference. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the existing and future claims of those subsidiaries’ creditors. In addition, our subsidiaries are not prohibited from incurring additional debt or other liabilities. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes, including cash payments upon redemption or repurchase, could be adversely affected. As of December 31, 2007, after giving pro forma effect to the issuance of the notes and repayments of principal amounts under our senior secured credit facilities, our subsidiaries would have had £5,836.9 million of indebtedness (including our existing senior notes) and other liabilities of approximately £92.6 million.

Subject to the satisfaction of certain conditions and during the periods described below, the notes may be converted into shares of our common stock or cash or a combination of cash and shares of our common stock, as we so elect, at an initial conversion rate of 52.0291 shares of our common stock per $1,000 in principal amount of notes (equivalent to an initial conversion price of approximately $19.22 per share of our common stock). The conversion rate is subject to adjustment if certain events described below occur. You will not receive any separate cash payment for interest accrued and unpaid to the “conversion date” (as defined below), except under the limited circumstances described below.

At any time on or prior to the 35th “scheduled trading day” (as defined below) prior to the maturity date of the notes, we may irrevocably elect net share settlement of the notes. If we make such an election, we will pay an amount in cash, calculated as described below, with respect to the principal amount of any notes tendered for conversion on a conversion date that follows the date of our net share settlement election (the “principal portion”), together with shares of our common stock to the extent that our payment obligations in respect of the notes exceed the principal portion. See “— Conversion Rights — Irrevocable Election of Net Share Settlement” and “— Conversion Rights — Settlement upon Conversion.”

We use the term “note” in this Description of the Notes to refer to each $1,000 in principal amount of notes.

We may, without the consent of the holders, issue additional notes in an unlimited aggregate principal amount, under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby; provided that such additional notes are fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes.

Other than the restrictions described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “— Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “— Conversion Rights — Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Payments on the Notes; Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the notes. Through our paying agent, we will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

We will pay the principal of certificated notes at the office or agency designated by us. We have initially designated the corporate trust office of the trustee as identified in the indenture as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of such notes and (ii) to holders having an aggregate principal amount of more than $5.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

Transfer and Exchange

A holder of notes may transfer or exchange notes, at Virgin Media’s expense, at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, however, the trustee or registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Interest

The notes bear interest at a rate of 6.50% per year from April 16, 2008, the date of issuance or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2008.

Interest will be paid to the person in whose name a note is registered at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Optional Redemption

The notes may not be redeemed by us at our option prior to maturity.

Conversion Rights

General.  Upon the occurrence of any of the conditions described under the headings “— Conversion upon Satisfaction of Trading Price Condition,” “— Conversion Based on Our Common Stock Price” and “— Conversion upon Specified Corporate Events,” holders may convert their notes, in whole or in part, into shares of our common stock, or cash or a combination of cash and shares of our common stock, as we so elect, at an initial conversion rate of 52.0291 shares of our common stock per $1,000 in principal amount of notes, which is equivalent to an initial conversion price of approximately $19.22 per share of our common stock, at any time prior to the close of business on the scheduled trading day immediately preceding August 15, 2016. On and after August 15, 2016, at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the notes, holders may tender their notes to the conversion agent for conversion regardless of the conditions described under the headings “— Conversion upon Satisfaction of Trading Price Condition,” “— Conversion Based on Our Common Stock Price” and “— Conversion upon Specified Corporate Events.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading or, if our common stock is not listed or admitted for trading on any exchange or market, a business day.

“Business day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York.

“Trading day” means a day during which (i) trading in our common stock generally occurs and (ii) there is no “market disruption event.”

“Market disruption event” means the occurrence or existence on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 in principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date and the interest payment date to which it relates. Our settlement of conversions as described below under “— Settlement upon Conversion” will be deemed to satisfy our obligation to pay:

•                  the principal amount of the note; and

•                  accrued and unpaid interest on the note to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a record date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from and after 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted, except that no such payment need be made:

•                  if we have specified a “fundamental change repurchase date” (as defined below) that is after a record date and on or prior to the corresponding interest payment date;

•                  to the extent of any overdue interest, if any overdue interest remains unpaid at the time of conversion with respect to such notes; or

•                  in respect of any conversions that occur after the record date immediately preceding the maturity date.

Upon conversion, we will deliver shares of our common stock, or cash or a combination of cash and shares of our common stock, as we so elect, as described under “— Settlement upon Conversion” below.

If a holder converts notes, we will pay any U.S. documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless such U.S. tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax. If a holder converts notes following any merger, consolidation, combination, share exchange or similar transaction or transfer of all or substantially all of our properties or assets with the successor entity being organized in a Non-U.S. jurisdiction (as defined below), we will pay any documentary, stamp or similar issue or transfer tax arising under the law of such Non-U.S. jurisdiction or other Relevant Taxing Jurisdiction (as defined below) due on the issue of any shares of the our common stock upon the conversion, unless such tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any other government or any political subdivision or taxing authority thereof.

Conversion upon Satisfaction of Trading Price Condition.  Prior to August 15, 2016, a holder may surrender notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined below) per $1,000 in principal amount of the notes for each day of the measurement period was less than 98% of the product of the “last reported sale price” (as defined below) of our common stock and the applicable conversion rate for the notes for such date, as determined by the conversion agent and subject to compliance with the procedures and conditions described below concerning the conversion agent’s obligation to make such determination (the “trading price condition”).

The conversion agent will have no obligation to determine the trading price of the notes unless we have requested such determination in writing; and we will have no obligation to make such request unless a holder provides us with written notice which includes reasonable evidence that the trading price per $1,000 in principal amount of the notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will instruct the conversion agent to determine the trading price of the notes in the manner described below beginning on the next trading day and on each successive trading day until the trading price per $1,000 in principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not, when we are obligated to, make a written request to the conversion agent to determine the trading price of the notes, or if we make such request to the conversion agent and the conversion agent does not make such determination, then the trading price per $1,000 in principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

If the trading price condition has been met, we will so notify the holders of the notes. If, at any time after the trading price condition has been met, the trading price per $1,000 in principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for such date, we will so notify the holders of the notes.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the conversion agent for $2.0 million in principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include any of the Initial Purchasers; provided that if two such bids cannot reasonably be provided to the conversion agent, but if only one such bid is obtained, that one bid will be used. If at least one bid for $2.0 million in principal amount of the notes cannot reasonably be obtained, then the trading price per $1,000 in principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. Any such determination will be conclusive absent manifest error.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or similar organization. If our common stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least two nationally recognized independent investment banking firms, which may include any of the Initial Purchasers, selected by us for this purpose. Any such determination will be conclusive absent manifest error.

Conversion Based on Our Stock Price.  Prior to August 15, 2016, a holder may surrender its notes for conversion during any calendar quarter after the calendar quarter ending June 30, 2008 (and only during such calendar quarter), if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the applicable conversion price in effect for the notes on the last trading day of the immediately preceding calendar quarter (the “stock price condition”). If the stock price condition has been met, we will promptly notify the holders of the notes.

Conversion upon Specified Corporate Events.  If we elect to:

•                  distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days after the date of the distribution to subscribe for or purchase shares of our common stock at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•                  distribute to all or substantially all holders of our common stock our assets (including cash), debt securities or certain rights to purchase our securities (other than pursuant to a stockholders’ rights plan), which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes and the trustee at least 35 scheduled trading days prior to the ex date (as defined below) for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of (i) 5:00 p.m., New York City time, on the business day immediately prior to the ex date for such distribution and (ii) our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex date” means the first date on which the shares of our common stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive the issuance or distribution in question. Holders of the notes may not exercise this right if they may participate (as a result of holding the notes, and at the same time as our common stock holders participate) in any of the transactions described above as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

If an event constituting a “fundamental change” (as defined below) occurs, we will notify the holders and the trustee of the occurrence of any such event no later than the effective date of such event. Once we have given such notice, a holder may surrender notes for conversion at any time from the effective date of such event until (i) the fundamental change repurchase date corresponding to such event or (ii) if there is no such fundamental change repurchase date, 35 scheduled trading days following the effective date of such event. In addition, if a “make-whole fundamental change” (as defined below) occurs, a holder may be entitled to receive an increase in the conversion rate in the form of “additional shares” (as defined below) upon any conversion as described below under “— Adjustment to Shares Delivered upon Conversion upon Make-whole Fundamental Change.”

You will also have the right to convert your notes if we are a party to a combination, merger, recapitalization, reclassification, binding share exchange or other similar transaction or sale or conveyance of all or substantially all of our property and assets (excluding a pledge of securities issued by any of our subsidiaries but including, to the extent appropriate, any foreclosure on such pledged securities), in each case pursuant to which our common stock would be exchanged into cash, securities and/or other property that does not also constitute a fundamental change. In such event, you will have the right to convert your notes at any time beginning on the date on which we give notice or make a public announcement of such transaction, and ending on the 35th scheduled trading day following the effective date of such transaction. We will notify holders and the trustee as soon as practicable, and in any event no later than the actual effective date of any such transaction.

Conversion Procedures.  If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•                  complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•                  deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•                  if required, furnish appropriate endorsements and transfer documents;

•                  if required, pay all transfer or similar taxes; and

•                  if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a repurchase notice as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, such holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Irrevocable Election of Net Share Settlement.  At any time on or prior to the 35th scheduled trading day prior to the maturity date of the notes, we may irrevocably elect net share settlement of the notes. If we make such an election, we will pay an amount in cash equal to the principal portion of any notes tendered for conversion on an conversion date that follows the date of our net share settlement election, together with shares of our common stock to the extent that our payment obligations in respect of the notes exceed such principal portion, as described below under “— Settlement upon Conversion.” This net share settlement election is in our sole discretion and does not require the consent of the holders of the notes.

Upon making such election, we will promptly (i) issue a press release and post such information on our website or otherwise publicly disclose this information and (ii) provide written notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of the DTC.

We may irrevocably renounce this right to elect net share settlement of the notes at any time prior to the earlier of the (i) 35th scheduled trading day preceding the maturity date of the notes and (ii) our exercise of such right. Upon such renunciation, we will no longer have the right to elect the net share settlement with respect to the notes, and any such attempted election shall have no effect.

Settlement upon Conversion.  Unless we have made an irrevocable net share settlement election as described above under “— Irrevocable Election of Net Share Settlement,” in lieu of delivery of shares of our common stock in respect of notes tendered for conversion, we may from time to time elect to deliver cash or a combination of cash and shares of our common stock. If we elect to do so, we will inform the holders so exchanging through the trustee of the method we choose to satisfy our obligation upon conversion of the notes no later than the second scheduled trading day immediately following the related conversion date.

Prior to the 35th scheduled trading day prior to the maturity date of the notes, if we have not made an irrevocable net share settlement election, we may deliver a one-time notice to the holders of the notes designating the settlement method for all conversions that occur on or after the 35th scheduled trading day prior to final maturity. If we do not make such notice and we have not made an irrevocable net share settlement election with respect to the notes, then we will settle all such conversions of the notes in shares of our common stock.

If we choose to repay any portion of any notes in cash, we will specify in our notice to holders the amount to be satisfied in cash. We will treat all holders of notes exchanging on the same trading day in the same manner. Except for all conversions that occur on or after the 35th scheduled trading day prior to final maturity of the notes, we will not, however, have any obligation to repay any notes tendered for conversion on different trading days in the same manner.

That is, we may choose on one trading day to settle in shares of our common stock only and choose on another trading day to settle in cash or a combination of cash and shares of our common stock.

The settlement amount will be computed as follows:

(1)                                  If we elect to settle a conversion in our common stock, we will deliver shares of our common stock to the holder of the notes on the third business day after the relevant conversion date. In that case we will deliver to the holder of the notes a number of shares of our common stock equal to (i) (A) the aggregate principal amount of notes to be converted, divided by (B) 1,000, multiplied by (ii) the applicable conversion rate on the relevant conversion date.

(2)                                  If we elect to settle a conversion in cash, we will deliver to the holder, for each $1,000 principal amount of the notes tendered for conversion, on the third business day immediately following the last day of the related “observation period” (as defined below), cash in an amount equal to the sum of the “daily conversion values” (as defined below) for each of the 30 VWAP trading days (as defined below) during the related observation period.

(3)                                  If we elect to settle a conversion in a combination of cash and our common stock, or if we have made a net share settlement election as described above, the notice that we deliver to holders regarding our chosen method of settlement will specify a dollar amount of cash to be delivered per $1,000 principal amount of notes (the “specified dollar amount”), which will be deemed to be $1,000 if we have made an irrevocable net share settlement election. We will settle each $1,000 in principal amount of notes tendered for conversion by delivering, on the third business day immediately following the last day of the related observation period, cash and shares of our common stock, if any, equal to the sum of the “daily settlement amounts” (as defined below) for each of the 30 VWAP trading days during the related observation period.

The “daily settlement amount” for each of the 30 VWAP trading days during the observation period means:

•                  an amount of cash equal to the lesser of (i) the quotient of the specified dollar amount and 30 and (ii) the daily conversion value relating to such VWAP trading day (in either case, the “daily cash amount”); and

•                  if such daily conversion value exceeds the daily cash amount, a number of shares of our common stock (the “deliverable shares”) equal to (i) the difference between such daily conversion value and the daily cash amount divided by (ii) the “daily VWAP” (as defined below) of our common stock for such VWAP trading day.

If we make an irrevocable net share settlement election as described above under “— Irrevocable Election of Net Share Settlement,” all conversions having an conversion date following such election shall be settled in the manner described in clause (3) above, and for purposes of determining the daily settlement amounts, the “specified dollar amount” shall be deemed to be $1,000.

The “observation period” with respect to any note means:

•                  with respect to any conversion date occurring on or after the 35th scheduled trading day prior to the maturity date of the notes, the 30 consecutive VWAP trading day period beginning on, and including, the 32nd scheduled trading day prior to the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day); and

•                  in all other instances, the 30 consecutive VWAP trading day period beginning on and including the third VWAP trading day after the conversion date.

The “daily conversion value” means for each of the 30 consecutive VWAP trading days during the observation period, 1/30th of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock, or the consideration into which our common stock has been converted in connection with certain corporate transactions, on such VWAP trading day. Any determination of the daily conversion value by us will be conclusive absent manifest error.

The “daily VWAP” of our common stock means, for each of the 30 consecutive VWAP trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page VMED.Q <equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal trading market for our common stock to the scheduled close of trading on such market on such VWAP trading day, or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such VWAP trading day using a volume- weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

“VWAP trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no “VWAP market disruption event” (as defined below). If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for our common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Notwithstanding the foregoing, we will deliver cash in lieu of any fractional shares of our common stock deliverable upon conversion based on the daily VWAP on (i) the last VWAP trading day of the applicable observation period in the case of conversions settled with a combination of cash and our common stock and (ii) the conversion date (or, if the conversion date is not on a trading day, the next following trading day) if we elect to settle in our common stock only.

Our current and future debt or other agreements may restrict our ability to make cash payments upon conversion of the notes or in connection with the repurchase of notes upon a fundamental change. Any such failure to make cash payments with regards to the notes when tendered for conversion (if we have made the net share settlement election) or to repurchase the notes following a fundamental change would result in an event of default with respect to the notes. See “Risk Factors — Risks relating the notes — We may not have the ability to purchase the notes upon a fundamental change or to pay the cash payment due upon conversion.”

Conversion Rate Adjustments.  The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as our common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

Adjustment Events

(1)                                  If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	OS’
OS0

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the trading day immediately preceding the ex date for such dividend or distribution or the effective date of such share split or combination, as the case may be;

CR’ = the conversion rate in effect immediately after the close of business on the trading day immediately preceding the ex date for such dividend or distribution or the effective date of such share split or combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the close of business on the trading day immediately preceding the ex date for such dividend or distribution or the effective date of such share split or combination, as the case may be; and

OS’ = the number of shares of our common stock that would be outstanding as of the close of business on the trading day immediately preceding the ex date for such dividend or distribution after giving effect to such dividend or distribution or immediately after the effective date of such share split or combination after giving effect to such share split or combination, as the case may be.

Any adjustment made pursuant to this clause (1) shall become effective on the date that is immediately after (x) the ex date for such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (1) is declared but not paid or made, the new conversion rate shall be readjusted to the conversion rate that would be in effect if such dividend or distribution had not been declared.

(2)                                  If we distribute to all or substantially all holders of our common stock any rights or warrants (other than rights issued pursuant to a stockholders’ rights plan) entitling them for a period of not more than 45 days after such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock on the ten trading days immediately preceding the date of public announcement of such distribution, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the trading day immediately preceding the ex date for such distribution;

CR’ = the conversion rate in effect immediately after the close of business on the trading day immediately preceding the ex date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the close of business on the trading day immediately preceding the ex date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the date of public announcement of such distribution.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holder to subscribe for or purchase our common stock at less than the applicable last reported sale prices of our common stock over the ten consecutive trading days immediately preceding the date of public announcement of such distribution, and in determining the aggregate exercise or conversion price payable for such our common stock, there shall be taken into account any consideration received by us for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board or directors or a committee thereof. If any right or warrant described in this paragraph (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would have been in effect if such unexercised or unconverted right or warrant had not been issued.

(3)                                  If we distribute shares of our capital stock, evidences of our indebtedness or other of its assets or property to all or substantially all holders of our common stock, excluding:

•                  dividends or distributions referred to in clause (1) or (2) above;

•                  dividends or distributions paid exclusively in cash referred to in clause (4) below; and

•                  spin-offs described below in this clause (3);

then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	SP0
SP0 — FMV

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the trading day immediately preceding the ex date for such distribution;

CR’ = the conversion rate in effect immediately after the close of business on the trading day immediately preceding the ex date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex date for such distribution; and

FMV = the fair market value as determined by our board of directors or a committee thereof of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other of our business units, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR’ = CR0 ×	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the 10th trading day immediately following the effective date of the spin-off;

CR’ = the conversion rate in effect immediately after the 10th trading day immediately following the effective date of the spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period immediately following (and excluding) the effective date of the spin-off or, if the capital stock or similar equity interest distributed to holders of our common stock is not traded on a national or regional securities exchange or over-the-counter market, the fair market value of such capital stock or equity interests representing the portion of the distribution applicable to one share of our common stock on such date as determined by our board of directors; and

MP0 = the average of the last reported sale prices per share of our common stock over the first 10 consecutive trading day period immediately following (and excluding) the effective date of the spin-off.

The adjustment to the conversion rate under this clause (3) will occur on the 10th trading day from (and excluding) the effective date of the spin-off; provided that in respect of any conversion within the 10 trading days immediately following, and including, the effective date of any spin-off, references in this clause (3) with respect to the spin-off to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4)                                  If we pay any cash dividends or distributions to all or substantially all holders of our common stock, excluding (x) any dividend or distribution in connection with the liquidation, dissolution or winding up of Virgin Media, whether voluntary or involuntary, or upon a merger or consolidation of Virgin Media and (y) the first dividend or distribution with an ex date in any calendar quarter if such dividend or distribution does not exceed $0.04 per share (the “dividend threshold amount”), the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	SP0 – T
SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the trading day immediately preceding the ex date for such distribution;

CR’ = the conversion rate in effect immediately after the close of business on the trading day immediately preceding the ex date for such distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex date for such distribution;

T = (i) the “dividend threshold amount,” in the case of the first dividend or distribution with an ex date in any calendar quarter or (ii) zero, in the case of any dividend or distribution in a calendar quarter that is not the first such dividend or distribution in such calendar quarter. The dividend threshold amount shall be subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted; provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate as described under this clause (4); and

C = the cash amount per share of our common stock of the dividend or distribution.

If any such dividend or distribution described in this clause (4) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)                                  If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0 ×	AC + (SP’ × OS’)
OS0 × SP’

where,

CR0 = the conversion rate in effect on the date such tender or exchange offer expires;

CR’ = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration as determined by our board of directors or a committee thereof paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’ = the last reported sale price of our common stock on the trading day next succeeding the date such tender or exchange offer expires.

If the application of any of the foregoing formulas (other than in respect of a share combination) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Events that Will Not Result in Adjustments.  Except as described in this section or in “— Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change”

below, we will not adjust the conversion rate. Without limiting the foregoing, the applicable conversion rate will not be adjusted:

•                  upon the issuance of any shares of our common stock pursuant to any plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•                  upon the issuance of any shares of our common stock or options or rights to purchase or acquire those shares pursuant to any present or future employee, director or consultant benefit plan or program or stock purchase plan of or assumed by us or any of our subsidiaries;

•                  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding prior to the date the notes were first issued;

•                  for a change in the par value of our common stock; or

•                  for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate that we elect not to make and take them into account upon the earlier of (1) any conversion of notes or (2) such time as all adjustments that have not been made prior thereto would have the effect of adjusting the conversion rate by at least 1%.

Treatment of Reference Property.  In the event of:

•                  any fundamental change described in clause (2) of the definition thereof;

•                  any reclassification of our common stock;

•                  a consolidation, binding share exchange, recapitalization, reclassification, merger, combination or other similar event; or

•                  a sale or conveyance to another person of all or substantially all of our property and assets (excluding a pledge of securities issued by any of our subsidiaries but including, to the extent appropriate, any foreclosure on such pledged securities), in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of our common stock, you will be entitled thereafter to convert your notes into the same type of consideration that you would have been entitled to receive if you had held a number of shares of our common stock equal to the applicable conversion rate in effect immediately prior to these events (such consideration, “reference property”), subject to our right to elect to settle conversions, in whole or in part, in shares of common stock, cash or a combination of cash and shares of our common stock. However, if we irrevocably elect net share settlement upon conversion, or if we elect to settle all or a portion of notes tendered for conversion in cash, you will receive reference property as follows:

•                  cash up to the aggregate principal portion or sum of the daily cash amounts upon any conversion (or, in the case of settlement solely in cash, cash for the sum of the daily conversion values in respect of such conversion); and

•                  in lieu of the shares of our common stock otherwise deliverable, reference property.

Notwithstanding the foregoing, if the reference property is all cash, you will be entitled upon conversion to the consideration that you would have been entitled to receive if you had held a number of shares of our common stock equal to the applicable conversion rate in effect immediately prior to these events and payment upon conversion shall occur on the third business day after the conversion date.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, binding share exchanges, recapitalizations, combinations or similar events or sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration determined, based in part upon any form of stockholder election, will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election, if a majority of such holders affirmatively make such an election or (ii) if no (or a minority of) holders of our common stock affirmatively make such an election, the types and amount of consideration actually received by such holders.

Treatment of Rights.  We currently have a stockholders’ rights plan. To the extent that we have a rights plan in effect upon conversion of the notes into our common stock, you will receive, in addition to any of our common stock deliverable and in lieu of any adjustment to the conversion rate, the rights under the rights plan, unless prior to any conversion, the rights have separated from our common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) under “— Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights. A further adjustment will occur as described in clause (3) under “— Adjustment Events” above, if such rights become exercisable to purchase different securities, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increases of Conversion Rate.  We are permitted, to the extent permitted by law and the rules of the NASDAQ Global Select Market or any other securities exchange on which our common stock is then listed, to increase the conversion rate of the notes by any amount for a period of at least 20 business days, if our board of directors determines that such increase would be in our best interest. If we make such determination, it will be conclusive and we will notify the holders of the notes and the trustee of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect, and otherwise in accordance with applicable law. We may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Tax Effect.  You may, in some circumstances be deemed to have received a distribution subject to U.S. federal income or withholding tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion rate. For instance, if the conversion rate is adjusted upon the distribution of cash dividends to holders of shares of our common stock, you may be deemed to receive a taxable distribution even though you have not received any cash or property as a result of such adjustment.

Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.  If you elect to convert your notes in connection with a “make-whole fundamental change” (as defined below), the conversion rate will be increased by an additional number of shares of our common stock (the “additional shares”) as described below. A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to clause (1), (2), (4) or (5) under the definition of “fundamental change” below under “— Fundamental Change Permits Holders to Require Us to Repurchase the Notes”; provided, however, that no increase will be made in the case of any event specified under clauses (1) or (2) of such definition if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in connection with such event consists of shares of capital stock traded on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger, consolidation or transfer or such other transaction) and, as a result of such transaction or transactions the notes become exchangeable or convertible into such shares of such capital stock pursuant to “— Conversion Rate Adjustments — Treatment of Reference Property” above. A conversion shall be deemed to be in connection with a make-whole fundamental change if such conversion occurs on or after the effective date of such make-whole fundamental change and prior to the close of business on the business day immediately prior to the related fundamental change repurchase date. We will notify the holders and the trustee of the effective date of any make-whole fundamental change, and issue a press release, on the effective date of such transaction.

The number of additional shares by which the applicable conversion rate will be increased in the event of a make-whole fundamental change will be determined by reference to the table below, based on the earliest of the date on which such make-whole fundamental change is publicly announced, occurs or becomes effective (the “make-whole reference date”) and the price (the “stock price”) paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash consideration for their shares of our common stock in connection with a fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the 10 trading day period ending on the trading day preceding the date on which such make-whole fundamental change occurs or becomes effective.

The stock prices set forth in the first column of the table below (i.e., the row headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the adjustments to the conversion rate, expressed as a number of additional shares to be received per $1,000 in principal amount of the notes, in the event of a make-whole fundamental change.

Stock Price	April 16, 2008	November 15, 2008	November 15, 2009	November 15, 2010	November 15, 2011	November 15, 2012	November 15, 2013	November 15, 2014	November 15, 2015	November 15, 2016
$12.37	28.8116	28.8116	28.1112	27.4822	27.0022	26.6055	26.2577	26.0326	26.2505	28.8116
$13.00	26.8705	26.8768	26.1025	25.4502	24.9137	24.4188	23.9126	23.4227	23.1470	24.8819
$14.00	24.1298	24.1064	23.3421	22.6678	22.0668	21.4544	20.7539	19.9311	19.0062	19.3874
$15.00	21.8002	21.7550	21.0074	20.3250	19.6833	18.9902	18.1516	17.0850	15.6624	14.6255
$17.00	18.0652	17.9931	17.2903	16.6189	15.9440	15.1667	14.1721	12.8171	10.7785	6.7824
$20.00	14.0365	13.9481	13.3237	12.7036	12.0472	11.2566	10.2098	8.7358	6.4296	0.0000
$25.00	9.7370	9.6493	9.1507	8.6413	8.0822	7.3901	6.4596	5.1473	3.1707	0.0000
$30.00	7.0642	6.9890	6.5946	6.1886	5.7379	5.1764	4.4230	3.3790	1.9094	0.0000
$40.00	4.0033	3.9629	3.7152	3.4629	3.1844	2.8399	2.3862	1.7809	1.0110	0.0000
$50.00	2.3563	2.3632	2.2054	2.0492	1.8806	1.6754	1.4110	1.0681	0.6447	0.0000
$60.00	1.3568	1.4263	1.3250	1.2285	1.1281	1.0083	0.8560	0.6664	0.4247	0.0000
$80.00	0.3026	0.4771	0.4367	0.4014	0.3696	0.3338	0.2855	0.2437	0.1639	0.0000
$100.00	0.0000	0.0931	0.0787	0.0653	0.0606	0.0556	0.0419	0.0480	0.0236	0.0000

The exact stock prices and make-whole reference dates may not be set forth in the table above, in which case:

•                  If the stock price is between two stock price amounts in the table or the make-whole reference date is between two dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•                  If the stock price is greater than $100.00 per share, subject to adjustment, no adjustments will be made in the conversion rate.

•                  If the stock price is less than $12.37 per share, subject to adjustment, no adjustments will be made in the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed 80.8407 shares of our common stock per $1,000 in principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

If and to the extent that shareholder approval would be required under the NASDAQ Listing Rules to issue additional shares of common stock following adjustments set forth in the indenture for the notes, we will either obtain shareholder approval or elect to settle for such additional shares by paying in cash.

In addition, if you convert your notes prior to the effective date of any make-whole fundamental change, and the make-whole fundamental change does not occur, you will not be entitled to receive the additional shares in connection with such conversion.

Our obligation to increase the applicable conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of equity as they relate to economic remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” occurs at any time, you will have the right, at your option, to require us to repurchase all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 20 nor more than 35 days after the date of the

“fundamental change repurchase right notice” (as defined below). The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to, but not including, the fundamental change repurchase date, unless such fundamental change repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1)                                 any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of our Voting Stock (for the purposes of this clause (1), such person shall be deemed to beneficially own any Voting Stock of an entity held by any other entity (the “parent entity”), if such other person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity); or

(2)                                 the merger or consolidation of us with or into another person or the merger of another person with or into us or the sale of all or substantially all of our assets to another person, and, in the case of any such merger or consolidation, the common stock outstanding immediately prior to such transaction is changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving person or transferee; or

(3)                                  during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election to our board of directors or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors, then in office; or

(4)                                 the adoption of a plan relating to our liquidation or dissolution; or

(5)                                 if shares of our common stock, or American Depositary Receipts in respect of shares of common stock into which the notes are exchangeable or convertible pursuant to the terms of the indenture, are not listed for trading on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors), provided, that the definition of fundamental change (and the definition of make-whole fundamental change) shall not include any event under clause (1) or any event specified under clause (2), including, without limitation, the creation of a holding company, in each case, if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in connection with such event consists of shares of capital stock traded on any of the New York Stock Exchange, the

NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or such other transaction or creation of a holding company) and, as a result of such transaction or transactions the notes become exchangeable or convertible into such shares of such capital stock pursuant to “— Conversion Rate Adjustments — Treatment of Reference Property” above.

The phrase “all or substantially all” as it is used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There is a degree of uncertainty in interpreting this phrase. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, lease or transfer of less than all of our assets may be uncertain.

“Voting Stock” of a person means all classes of capital stock or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

After the occurrence of a fundamental change, but on or before the 10th day following such occurrence, we will notify all holders of the notes and the trustee and paying agent on the occurrence of the fundamental change and of the resulting repurchase right, if any (the “fundamental change repurchase right notice”). Such notice shall state, among other things:

•                  the events causing a fundamental change;

•                  the date of the fundamental change;

•                  the last date on which a holder may exercise the repurchase right, if applicable;

•                  the fundamental change repurchase price, if applicable;

•                  the fundamental change repurchase date, if applicable;

•                  the name and address of the paying agent and the conversion agent, if applicable;

•                  the applicable conversion rate and any adjustments to the applicable conversion rate;

•                  that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•                  the procedures that holders must follow to require us to repurchase their notes, if applicable.

To exercise the repurchase right, you must deliver, on or before the business day prior to the fundamental change repurchase date, the notes to be repurchased. If the notes are held in global form, such delivery (and the related repurchase notice) must comply with all applicable DTC procedures. If the notes are held in certificated form, such notes must be duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•                  if certificated, the certificate numbers of your notes to be delivered for repurchase;

•                  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•                  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•                  the principal amount of the withdrawn notes;

•                  if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with applicable DTC procedures; and

•                  the principal amount, if any, which remains subject to the repurchase notice.

In connection with any repurchase of the notes, we will agree under the indenture to:

•                  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•                  otherwise comply with all applicable federal and state securities laws.

We will be required to repurchase the notes on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. Subject to the right of a holder of the notes as of a regular record date to receive interest on the related interest payment date where the fundamental change repurchase date falls between a regular record date and the interest payment date to which it relates, if the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•                  the notes will cease to be outstanding and interest (including additional interest), if any, will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and

•                  all other rights of the holder will terminate other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest (including additional interest), if any, upon delivery or transfer of the notes.

The repurchase rights of the holders could discourage a potential acquirer of us.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect the financial condition of Virgin Media. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Virgin Media.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we and our subsidiaries may in the future incur other indebtedness with similar change in control provisions permitting holders to accelerate or to require either or both of them to repurchase their indebtedness upon the occurrence of similar events or on some specific dates.

No notes may be repurchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets (excluding a pledge of securities issued by any of our subsidiaries but including, to the extent appropriate, any foreclosure on such pledged securities) to, another person, unless (i) the resulting, surviving or transferee person, if not us, is an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia or the laws of England and Wales, Scotland, the Netherlands, Luxembourg, the Cayman Islands or Bermuda (each, a “Non-U.S. Jurisdiction”) and such person, if not us, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such merger, consolidation or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, Virgin Media to which it has succeeded under the indenture. If the relevant predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the notes, except in the case of a lease of all or substantially all of the properties and assets of Virgin Media.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

All payments made under or with respect to the notes following any consolidation, merger or transfer where the resulting, surviving or transferee person, if not us, is an entity organized and existing under the laws of a Non-U.S. Jurisdiction shall be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including any penalties or interest with respect thereto) (hereinafter, “Taxes”) imposed or levied by or on behalf of (1) the government of the Non-U.S. Jurisdiction, (2) any other jurisdiction in which we are organized or otherwise resident for tax purposes, (3) any jurisdiction from or through which payment is made and (4) any political subdivision or governmental authority or agency of or in any of the foregoing having the power to tax (each, a “Relevant Taxing Jurisdiction”), unless we are required to withhold or deduct such Taxes by law or by the interpretation or administration thereof.

If we are so required to withhold or deduct any amount for or on account of such Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the notes, we shall pay such additional amounts (“additional amounts”) as may be necessary so that the net amount received by the holders and beneficial owners of the notes (including any additional interest) after such withholding or deduction will not be less than the amount the holders and beneficial owners of the notes would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay additional amounts will not apply to:

(1)                                 any such Taxes that would not have been so imposed, withheld or deducted but for the existence of any present or former connection between the relevant holder or beneficial owner of a note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant holder or beneficial owner, if the relevant holder or beneficial owner is an estate, nominee, trust, partnership or corporation) and the Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding of such note);

(2)                                 any estate, inheritance, gift, sales, excise, transfer, personal property Tax or similar Tax;

(3)                                 any such Taxes which are payable otherwise than by withholding from payments of (or in respect of) principal of, or any premium or interest on, the notes;

(4)                                 any such Taxes that are so imposed, withheld or deducted by reason of the failure to comply by the holder or the beneficial owner of a note with a request by us addressed to the holder or such beneficial owner (A) to provide information concerning the nationality, residence, identity or present or former connection with a Relevant Taxing Jurisdiction of such holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any certification, information or reporting requirement relating to such matters described in (A), which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes at source or otherwise;

(5)                                 any withholding or deduction imposed on a payment to an individual required to be made pursuant to the European Council Directive 2003/48/EC (the “Directive”) or any law implementing, or introduced in order to conform to, such Directive;

(6)                                 in the case of a Non-U.S. Holder (as defined in the indenture) any deduction or withholding which could have been avoided had such Non-U.S. Holder of the relevant note presented the relevant note to another paying agent in a member state of the European Union as of the date of the relevant transaction (a “Member State”); or

(7)                                 any combination of items (1), (2), (3), (4), (5) and (6) above.

We will not be required to pay additional amounts:

(a)                                 to a holder or beneficial owner of the notes in respect of any payment to the extent of an amount equal to the amount of any such Taxes that were being imposed on, or deducted or withheld from, the last payment made to such holder or beneficial owner under the notes prior to the relevant consolidation, merger or transfer;

(b)                                if the payment could have been made without deduction or withholding if the beneficiary of the payment had presented the note for payment within 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that such beneficiary would have been entitled to additional amounts had the note been presented on the last day of the 30-day period); or

(c)                                 with respect to any payment of principal of or interest (including additional interest, if any) on such note to any holder or beneficial owner that is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the sole holder or beneficial owner of such note.

If we will be obligated to pay additional amounts with respect to any payment under or with respect to the notes, we will deliver to the trustee at least 30 days prior to the date of that payment (unless the obligation to pay additional amounts arises after the 30th day prior to that payment date, in which case we shall notify the trustee promptly thereafter but in no event later than two business days prior to the date of payment) notice of payment in the form of an officer’s certificate. In either circumstance, the officer’s certificate must state that additional amounts will be payable and the amount so payable. The officer’s certificate must also set forth any other information necessary to enable the paying agent to pay additional amounts to holders and beneficial owners on the relevant payment date.

We will (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. We will provide the trustee with official receipts or other documentation reasonably satisfactory to the trustee evidencing the payment of the Taxes with respect to which additional amounts are paid. Certificated copies of such receipts and such other documentation shall be made available to holders upon request. We will attach to such copies an officer’s certificate stating (x) that the amount of withholding Taxes evidenced by such copies was paid in connection with any payment made under or with respect to the notes and (y) the amount of such withholding Taxes paid per $1,000 of notes.

We will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the notes, the Indenture or any other related document or instrument, or the receipt of any payments with respect to the notes, excluding taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction, and we will agree to indemnify the holders or the trustee for any such taxes paid by the holders or the trustee.

In the event that the resulting, surviving or transferee person is organized under the laws of a Non-US Jurisdiction, we undertake to maintain a paying agent in a country that was a Member State at the time of the relevant consolidation, merger or transfer that will not be obliged to withhold or deduct tax pursuant to the Directive.

In the event that the resulting, surviving or transferee person is organized under the laws of a Non-US Jurisdiction, the preceding provisions will survive any termination or discharge of the indenture and shall apply mutatis mutandis to any jurisdiction (other than the United States) in which any successor person to such resulting, surviving or transferee person is organized or any political subdivision or taxing authority or agency thereof or therein.

Events of Default

Each of the following is an event of default:

(1)                                 default in any payment of interest (including additional interest, if any) on any note when due and payable and the default continues for a period of 30 days;

(2)                                 default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon acceleration or otherwise;

(3)                                 failure by us to comply with its obligation to convert the notes into shares of our common stock, and/or cash or reference property, as applicable;

(4)                                 failure by us to comply with our notice obligations under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes;”

(5)                                 failure by us for 60 days after written notice from the trustee or the holders of at least 25% principal amount of the notes then outstanding has been received by us to comply with any of its other agreements contained in the notes or indenture; provided, however, that we shall have 90 days after receipt of such notice to remedy, or receive a waiver for, any failure to comply with out obligations to file our annual, quarterly and current reports in accordance with the covenant described under “— Reports” or to comply with Section 314(a)(1) of the Trust Indenture Act so long as we are attempting to cure such failure as promptly as reasonably practicable;

(6)                                 failure by us or any majority owned subsidiary to pay any indebtedness within any applicable grace period after final maturity, or the acceleration of any such indebtedness by the holders thereof because of a default, if, in each case, the total amount of such indebtedness unpaid or accelerated exceeds £50 million or its equivalent in another currency;

(7)                                 the rendering of any judgment or decree for the payment of money in excess of £50 million or its equivalent in another currency against us or any of our majority owned subsidiaries if such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived or stayed before the end of such period; or

(8)                                 certain events of bankruptcy, insolvency or reorganization (other than a solvent liquidation) of us or any of our significant subsidiaries as defined in Rule 1-02 of Regulation S-X promulgated by the SEC as in effect on the original date of issuance of the notes (the “bankruptcy provisions”).

Upon obtaining knowledge of the occurrence of an event of default, we shall promptly notify the trustee in writing. If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the written direction of such holders shall, declare 100% of the principal of and accrued and unpaid interest (including additional interest) on all the notes to be due and payable. Upon such a declaration of acceleration, all principal and accrued and unpaid interest (including additional interest, if any) on the notes will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions in relation to Virgin Media, the aggregate principal amount and accrued and unpaid interest (including additional interest, if any) will be due and payable immediately.

Notwithstanding the foregoing, if we so elect, the sole remedy of holders for a default with respect to any obligations we may have or are deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act relating to our failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or with respect to the covenant described below in “— Reports,” will for the first 120 days after the occurrence of such default consist exclusively of the right (the “extension right”) to receive an extension fee on the notes equal to 0.25% of the principal amount of the notes (the “extension fee”). If we so elect, the extension fee will be payable on all outstanding notes on or before the date on which such default first occurs. On the 121st day after such default (if such violation is not cured or waived prior to such 121st day), providing that notice of default shall have been previously delivered to us by the trustee or by holders of at least 25% principal amount of the outstanding notes, the notes will be subject to acceleration as provided above. The applicable grace period set forth in clause (5) above shall be tolled until such 121st day provided that we are otherwise in compliance with the terms of the extension right. In the event we do not elect to pay the extension fee upon any such default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Notwithstanding the preceding paragraph, if an event of default occurs under any other series of our debt securities issued subsequent to the issuance of the notes resulting from our failure to file any such documents or reports and such event of default is not subject to extension on terms similar to the above and results in the principal amount of such debt securities becoming due and payable, then the extension right will no longer apply and the notes will be subject to acceleration as provided above.

In order to exercise the extension right and elect to pay the extension fee as the sole remedy during the first 120 days after the occurrence of any default relating to the failure to comply with the reporting obligations in accordance with the second preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election prior to the close of business on the first business day following the date on which such default occurs. Upon our failure to timely give such notice or pay the extension fee, the notes will be subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to an uncured nonpayment of principal or interest or failure to deliver amounts due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the uncured nonpayment of the principal of and interest (including additional interest, if any) on the notes or failure to deliver amounts due upon conversion that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it in its sole discretion against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due or to receive amounts due to it upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)                                 such holder has previously given the trustee written notice that an event of default is continuing;

(2)                                 holders of at least 25% principal amount of the outstanding notes have made a written request to the trustee to pursue the remedy;

(3)                                 such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)                                 the trustee has not complied with such written request within 60 days after the receipt of such request and the offer of security or indemnity; and

(5)                                 the holders of a majority principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee; provided that (a) such direction shall not conflict with any rule of law or with any express provision of the indenture, (b) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (c) the trustee shall have been provided with indemnity satisfactory to it in its sole discretion. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or conversion default, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate confirming that, to our knowledge, neither a default nor an event of default, has occurred. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute a default, the status of those events and what action we are taking or propose to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture and the notes may be amended or supplemented with the consent of the holders of at least a majority principal amount of the notes then outstanding, including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes. However, without the consent of each holder of an outstanding note affected, no amendment or supplement may, among other things:

(1)                                  reduce the amount of notes whose holders must consent to an amendment;

(2)                                  reduce the rate, or extend the stated time for payment, of interest (including additional interest and extension fees) on any note or reduce the amount, or extend the stated time for payment, of the extension fee;

(3)                                  reduce the principal, or extend the stated maturity, of any note;

(4)                                  make any change that adversely affects the conversion rights of any notes;

(5)                                 reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)                                 change the place or currency of payment of principal or interest (including additional interest and extension fees) or the extension fee in respect of any note;

(7)                                 impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8)                                  adversely affect the ranking of the notes as unsubordinated unsecured indebtedness; or

(9)                                  make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend or supplement the indenture to:

(1)                                 cure any ambiguity, manifest error, defect or omission or inconsistency; provided that in the case of any omission or inconsistency the rights of the holders are not adversely affected in any material respect;

(2)                                  provide for the assumption by a successor corporation of our obligations under the indenture;

(3)                                  add guarantees with respect to the notes;

(4)                                  provide for a successor trustee, conversion agent, paying agent or registrar in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture;

(5)                                  provide for the issuance of additional notes; provided that no such amendment or supplement may impair the rights or interests of any holder of the outstanding notes;

(6)                                  increase the conversion rate;

(7)                                  secure the notes;

(8)                                  add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(9)                                  provide for the conversion of notes in accordance with the terms of the indenture;

(10)                           make any change that does not adversely affect the rights of any holder in any material respect; provided that any amendment to conform the terms of the indenture or the notes to the description contained herein will not be deemed to be adverse to any holder; or

(11)                           comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to issue a notice to the holders briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash, shares of common stock or cash and shares of common stock, if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes or in connection with a conversion. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

The Bank of New York is the trustee, security registrar, paying agent and conversion agent. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. We and our affiliates may maintain other banking relationships in the ordinary course of business with the trustee or its affiliates.

Form, Denomination and Registration

The notes will be issued:

•                  in fully registered form;

•                  without interest coupons; and

•                  in denominations of $1,000 in principal amount and multiples of $1,000.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after the same are required to be filed with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR.

In addition, we agree that, if at any time we are not required to file with the SEC the reports required by the preceding paragraph, we will furnish to the holders of notes or any shares of our common stock issued upon conversion thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act and take such further action as any such holder may reasonably request, all to the extent required from time to time to enable such holder to sell its notes or common stock without registration under the Securities Act within the limitation of the exemption provided by Rule 144A, as such rule may be amended from time to time.

Global Notes, Book-Entry Form

The notes will be evidenced by one or more global notes. We will deposit the global note or notes with the trustee as custodian for DTC and register the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•                  not be entitled to have certificates registered in their names;

•                  not receive physical delivery of certificates in definitive registered form; and

•                  not be considered holders of the global note.

We will make payments on a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, repurchase date or fundamental change repurchase date, as the case may be, and the maturity date. Neither we nor any of the trustee, the registrar, the conversion agent or any paying agent will be responsible or liable:

•                  for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•                  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•                  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•                  a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•                  a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at anytime. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in fully registered certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in fully registered certificated form in exchange for such interest if an event of default has occurred and is continuing.

Governing Law

The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Registration Rights

We and the Initial Purchasers have entered into a registration rights agreement.

Pursuant to the registration rights agreement, we agree for the benefit of the holders of the notes and the common stock issuable upon conversion of the notes that we will, at our cost:

•                  use our commercially reasonable efforts to cause a shelf registration statement covering the resale of the notes and the common stock issuable upon conversion thereof pursuant to Rule 415 under the Securities Act to be declared effective under the Securities Act no later than the 181st calendar day after the later of original date of issuance of the notes or the date of issuance of additional notes following the exercise by the Initial Purchasers of their option to purchase additional notes; and

•                  subject to certain rights to suspend use of the shelf registration statement, use our commercially reasonable efforts to keep the shelf registration statement continuously effective until such time as all of the notes and the common stock issuable on the conversion thereof (i) cease to be outstanding, (ii) have been sold or otherwise transferred pursuant to an effective registration statement or (iii) have been sold pursuant to Rule 144 (or any other successor provision) or are eligible to be sold by a person who is not an affiliate of the Company pursuant to Rule 144 (or any successor provision) without any volume or manner of sale restrictions thereunder.

Our obligation to file, have declared effective or maintain an effective registration statement as set forth above will be suspended to the extent and during the periods that the notes and the common stock issuable upon conversion thereof are eligible to be sold by a person who is not an affiliate of the Company pursuant to Rule 144 (or any other similar provision then in force (other than 144A)) without any volume or manner of sale restrictions thereunder.

We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 45 calendar days in the aggregate in any 6-month period) in certain circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.

The following requirements and restrictions will generally apply to a holder selling notes or common stock issued on the conversion thereof pursuant to the shelf registration statement:

•                  the holder will be required to be named as a selling securityholder in the related prospectus;

•                  the holder will be required to deliver a prospectus to purchasers;

•                  the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•                  the holder will be bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations).

We have agreed to pay predetermined additional interest as described herein (“additional interest”) to holders of the notes if the shelf registration statement is not in effect when required or if the prospectus is not available during the periods described in the second bullet of the second paragraph of this section. The additional interest, if any, is payable at the same time, in the same manner and to the same persons as ordinary interest. The additional interest will accrue until a failure to file or become effective or unavailability is cured in respect of any notes required to be legended with transfer restrictions at a rate per annum equal to 0.25% for the first 90 calendar days after the occurrence of the event and 0.50% after the first 90 calendar days, subject to our right to delay or suspend the effectiveness or use of the prospectus as described above. In no event shall additional interest accrue at a rate exceeding 0.50%. In addition, no additional interest will be payable in respect of shares of common stock into which the notes have been converted.

The additional interest will accrue from and including the date on which any the registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations. However, if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.

We agree in the registration rights agreement to use our commercially reasonable efforts to give notice to all holders of the filing and effectiveness of the shelf registration statement.

We will pay all expenses of the shelf registration statement, provide to each registered holder copies of the related prospectus, notify each registered holder when the shelf registration statement has become effective and take other actions that are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.

The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.